EXHIBIT 24

LIMITED POWER OF ATTORNEY

The undersigned, a director and/or officer of United Bancorp, Inc., a Michigan corporation (the “Company”), does hereby appoint ROBERT K. CHAPMAN, RANDAL J. RABE, G. CHARLES GOODE, and GORDON R. LEWIS, or any one or more of them, with full power of substitution, his or her attorneys and agents to do any and all acts and things and to execute and file any and all documents and instruments that such attorneys and agents, or any of them, consider necessary or advisable to enable the undersigned (in his or her individual capacity or in a fiduciary or other capacity) to comply with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the preparation, execution and filing of any report or statement of beneficial ownership or changes in beneficial ownership of securities of the Company that the undersigned (in his or her individual capacity or in a fiduciary or other capacity) may be required to file pursuant to Section 16 of the Exchange Act, hereby ratifying and confirming all that such attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

The undersigned agrees that the attorneys-in-fact named herein may rely entirely on information furnished orally or in writing by the undersigned to such attorneys-in-fact.

This authorization shall supersede all prior authorizations to act for the undersigned with respect to securities of the Company in these matters, which prior authorizations are hereby revoked, and shall survive the termination of the undersigned’s status as a director and/or officer of the Company and remain in effect thereafter for so long as the undersigned (in his or her individual capacity or in a fiduciary or other capacity) has any obligation under Section 16 of the Exchange Act with respect to securities of the Company.

Date: June 23, 2014	/s/ Todd C. Clark
(Signature)

Todd C. Clark
(Print Name)